EXHIBIT 10.17.4

November 10, 2015

Mr. David Heede
Weaver View
Bentley Fold
Ellastone
Ashbourne
Derbyshire
DE62GX

Dear David:

I would like to confirm the terms of your key compensation components as agreed to by the management of Molson Coors Brewing Company (“Molson Coors”) in connection with your assignment as the interim Chief Financial Officer of Molson Coors, which you will assume as of November 16, 2015. At the end of the assignment, you will return to your role as Chief Financial Officer of Molson Coors Europe, though others may cover those duties on an interim basis during your assignment.

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Monthly Retainer. You will receive an additional stipend of GBP 10,000 (gross) per month during the period of the assignment. This amount will be paid by your current payroll in the UK, following normal payroll procedures. There will be no changes to your base salary, MCIP or LTIP targets or plan entities as a result of the assignment.

•
T&E and Housing. Molson Coors will provide or otherwise reimburse you for all necessary travel and entertainment expenses arising as a result of the assignment, including reasonable travel costs for your family (with CPLO approval). For the term of the assignment, Molson Coors will also provide you with short-term housing or otherwise reimburse you for hotel costs in the Denver area.

We are in the process of having the Compensation and Human Resources Committee formally approve this, which we anticipate shortly.
Please let me know if you have any additional questions.

Best Regards,
Mark Hunter
cc: Sam Walker

Acknowledged and Agreed:

/s/ David A. Heede
David A. Heede